                           ASSET PURCHASE AGREEMENT


     This Asset Purchase Agreement (the "AGREEMENT") is dated as of January 17, 1996. The parties are Van de Kamp's, Inc., a Delaware corporation whose address is 1000 St. Louis Station, St. Louis, Missouri ("Buyer"), and Shellfish Acquisition Company, LLC, whose address is c/o Dartford Partnership L.L.C., 801 Montgomery Street, Suite 400, San Francisco, California 91433 ("Seller").


                             W I T N E S S E T H:
                             -------------------

     WHEREAS, Seller has entered into an Asset Purchase and Sale Agreement (the "PURCHASE AGREEMENT") with Campbell Soup Company, a New Jersey corporation ("CAMPBELL") pursuant to which Seller has agreed to purchase the Purchased Assets and assume the Assumed Liabilities (capitalized terms used in this Agreement not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement); and

     WHEREAS, Buyer desires to buy from Seller the Purchased Assets and to assume the Assumed Liabilities on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein contained, and for other valuable consideration the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer agree as follows:

     1.  PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF LIABILITIES
         ---------------------------------------------------------

     1.1 Purchase and Sale of Assets. On the Closing Date, Buyer shall purchase from Seller, and Seller shall sell to Buyer, subject to all of the terms and conditions of this Agreement and on the basis of the representations, warranties and covenants herein contained, all of Seller's right, title, benefits and interest in and to the Purchased Assets (other than MPK), the Related Agreements (other than the Buyer Note and the MPK Indemnity) and the Purchase Agreement.

     1.2 Assumption of Assumed Liabilities. At the Closing, Buyer shall, by an appropriate instrument of assumption, assume and thereafter pay, perform and fully satisfy, in a timely manner and in accordance with the terms thereof, the Assumed Liabilities and the obligations of the Seller under the Purchase Agreement and the Related Agreements (other than the Buyer Note and the MPK Indemnity).

     2.  PURCHASE PRICE
         --------------

     In addition to the Assumed Liabilities, the purchase price (the "PURCHASE PRICE") for the Purchased Assets shall be $72,500,000, as adjusted pursuant to
Section 4.2 of the Purchase Agreement, which shall be payable at the Closing by wire transfer of

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immediately available funds to an account specified in writing at least three days prior to the Closing by Seller to Buyer.

     3.   REPRESENTATIONS AND WARRANTIES OF SELLER
          ----------------------------------------

     Seller represents and warrants to Buyer as follows:

     3.1 Due Organization, Authority. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of its state of organization. Seller has fully limited liability company power and authority to enter into and perform its obligations under this Agreement and the Related Agreements (other than the Buyer Note). This Agreement is the valid, legal and binding agreement of Seller enforceable against it in accordance with its terms.

     3.2 No Violation of Agreements. Neither the execution and delivery of this Agreement nor compliance by Seller with its terms and provisions will violate
(i) any provision of the limited liability company agreement or bylaws of Seller; (ii) any contract provision, license, franchise or permit to which Buyer is a party or by which it is bound; or (iii) any law, statute or regulation or, insofar as is known to Seller, any injunction, order or decree of any Governmental Entity or courts to which Seller is subject except where, in all cases, such violation would not prohibit or materially impair Seller's ability to perform its obligations under this Agreement.

     3.3 Consents and Approvals. Except as may be required under the Hart-Scott-Rodino Act (the "HSR Act"), to Seller's knowledge, no approval, consent, waiver or authorization or filing or registration with any Governmental Entity is required to be made in connection with Seller's execution, delivery and performance of this Agreement.

     3.4 Brokers. Neither Seller nor any of Seller's officers, directors or employees has employed any broker, finder or financial advisor, or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated by this Agreement, nor is there any basis known to Seller for any such fee or commission to be claimed by any person.

     4.   REPRESENTATIONS AND WARRANTIES OF BUYER
          ---------------------------------------

     Buyer represents and warrants to Seller as follows:

     4.1 Due Incorporation, Authority. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation. Buyer has full corporate power and authority to enter into and perform its obligations under this Agreement and the Related Agreements (other than the Buyer Note and the MPK Indemnity). This Agreement is the valid, legal and binding agreement of Buyer enforceable against it in accordance with its terms. Buyer is qualified to do business in the jurisdictions in which its ownership or property or conduct of business legally requires such qualification, except

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jurisdictions in which the failure to be so qualified does not have a material adverse effect on the financial condition, properties or operations of Buyer. Buyer has the full corporate power, authority and legal right to own its properties and assets and to conduct its business as presently being conducted.

          4.2 No Violation of Agreements. Neither the execution and delivery of this Agreement nor compliance by Buyer with its terms and provisions will violate (i) any provision of the certificate of incorporation or bylaws of Buyer; (ii) any contract provision, license, franchise or permit to which Buyer is a party or by which it is bound; or (iii) any law, statute or regulation or, insofar as is known to Buyer, any injunction, order or decree of any Governmental Entity or courts to which Buyer is subject except where, in all cases, such violation would not prohibit or materially impair Buyer's ability to perform its obligations under this Agreement.

          4.3 Consents and Approvals. Except as may be required under the HSR Act, to Buyer's knowledge, no approval, consent, waiver or authorization or filing or registration with any Governmental Entity is required to be made in connection with Buyer's execution, delivery and performance of this Agreement.

          4.4 Financial Capacity. Buyer has provided to Seller true and complete copies of the commitment letters for the senior bank debt and equity financing (the "Financing") contemplated by Buyer to finance the acquisition of the Purchased Assets hereunder (the "Financing Commitments"). The Financing Commitments have been accepted by Buyer and are in full force and effect. As of the date hereof, Buyer is not aware of any fact or circumstance which could reasonably be expected to prevent Buyer from obtaining the Financing on the terms contained in the Financing Commitments.

          4.5 Brokers. Neither Buyer nor any of Buyer's officers, directors or employees has employed any broker, finder or financial advisor, or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated by this Agreement, nor is there any basis known to Buyer for any such fee or commission to be claimed by any person.

          5. PRE-CLOSING COVENANTS
             ---------------------

          5.1 Cooperation. Each of Buyer and Seller agrees to cooperate with the other in the performance of all obligations under this Agreement and to use reasonable efforts in good faith to fulfill its obligations under this Agreement and to satisfy or cause to be satisfied, at or before the Closing, the conditions to each party's performance under this Agreement insofar as such conditions are within the control of such party, including obtaining any consents and approvals of any Governmental Entity required to be obtained by either of them in order to permit the consummation of the transactions contemplated by this Agreement, or to otherwise satisfy the conditions set forth in Section 6. Buyer and Seller agree to advise the other party promptly if such party determines that any condition precedent to its obligations hereunder will not be satisfied in a timely manner. In addition, Buyer

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hereby agrees, and agrees to cause its representatives, to take no action outside the ordinary course of business reasonably likely to adversely affect the business, properties, financial condition or results of operation of the Mrs. Paul's Business (other than affecting competitors as a whole).

          5.2 Financing. Buyer will use its commercially reasonable efforts to cause the conditions of the lenders and equity investors set forth in the Financing Commitments to be satisfied as of the Closing or to otherwise obtain financing, whether from such lenders and investors or other lenders and investors, required to consummate the transactions contemplated in this Agreement. Prior to the Closing, Buyer will not take or fail to take any action outside the ordinary course of business which would substantially risk Buyer's ability to obtain such financing. Buyer will keep Seller reasonably informed of the status of negotiations with respect to the Financing (or any alternative financing) and will promptly notify Seller of any facts or circumstances of which Buyer becomes aware that present, or indicate that there is, a significant possibility that Buyer will not be able to obtain the Financing (or any alternative financing) on the Closing Date.

          6.  CONDITIONS PRECEDENT
              --------------------

          The obligation of Buyer to purchase and Seller to sell the Purchased Assets under this Agreement is subject to the satisfaction, at or before the Closing, of all the conditions set out below in this Section 6. Buyer or Seller may waive any or all of these conditions in whole or in part.

          6.1 Accuracy of Representations and Warranties; Etc. The representations and warranties of Campbell under the Purchase Agreement shall be true in all material respects, except for changes permitted or contemplated by the Purchase Agreement, on the Closing Date with the same effect as if made at that time (except to the extent that they expressly relate to an earlier date). Campbell shall have performed and complied in all material respects with all covenants, agreements or conditions required by the Purchase Agreement to be performed or satisfied by Campbell prior to or on the Closing Date.

          6.2 Litigation or Proceedings. No statute, rule or regulation or order of any court or Governmental Entity shall be in effect which prohibits the transactions contemplated by this Agreement or which would have a material adverse effect on Buyer's use or ownership of the Purchased Assets or conduct of the Mrs. Paul's Business following the Closing, nor shall there be pending or threatened any litigation, suit, action or proceeding by any party which will have a material adverse effect on Buyer's use or ownership of the Purchased Assets or conduct of the Mrs. Paul's Business following the Closing.

          6.3 Regulatory Approval. All statutory and regulatory consents and approvals required of any Governmental Entity shall have been obtained; and any waiting period under the HSR Act shall have expired, in each case as required under this Agreement and the Purchase Agreement.

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          6.4  Financing. Buyer shall have received the proceeds of the
Financing.

          6.5 Purchase Agreement. All the conditions to Seller's obligation to purchase the Purchased Assets set forth in Section 9 and 11 of the Purchase Agreement shall have been fulfilled or waived by Seller.

          7.   THE CLOSING
               -----------

          7.1 The Closing. The closing of the sale and purchase of the Purchased Assets (the "Closing") shall take place simultaneously with the closing of the transactions contemplated by the Purchase Agreement (such time and date being referred to as the "Closing Date") at the offices of Richards & O'Neil, LLP, 885 Third Avenue, New York, New York 10022-4873. Except as provided in Section 8, failure to consummate the Closing shall not result in the termination of this Agreement or relieve any person of any obligation hereunder.

          7.2 Items to be Delivered at Closing by Seller. At the Closing, Seller shall deliver to Buyer:

          (a) a Bill of Sale in a form reasonably satisfactory to the parties and their counsel, transferring the Purchased Assets (other than MPK) to Buyer;

          (b) an Assignment and Assumption Agreement (the "Assignment and Assumption Agreement") in a form reasonably satisfactory to Buyer, Seller, Campbell and their counsel; and

          (c) such other instruments of transfer and conveyance (including appropriate assignments as to Intellectual Property) as Buyer shall reasonably deem necessary or desirable to effectively vest in Buyer good and marketable title to the Purchased Assets.

          7.3 Items to be Delivered at Closing by Buyer. At the Closing, Buyer shall deliver to Seller:

          (a)  the Purchase Price; and

          (b)  the Assignment and Assumption Agreement.

          8.   TERMINATION
               -----------

          8.1 Termination. This Agreement may be terminated prior to the Closing Date:

          (a) by Buyer if the transactions contemplated hereby are not consummated on or before the Final Termination Date (or such later date as may be agreed upon in writing by the Seller and Campbell); provided, however, that the right to terminate this Agreement

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under this Section 8.1(a) shall not be available to Buyer if its failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

          (b) by either Seller or Buyer if the Purchase Agreement is terminated for any reason.

          8.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1, all rights of the parties hereto shall terminate except for liability in the event the Closing does not occur and this Agreement terminates by reason of a default or breach by either party hereto.

          9.   MISCELLANEOUS
               -------------

          9.1 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          9.2 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally by hand delivery to the party to whom notice is to be given or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, or upon receipt of "good" transmission if sent via facsimile, as follows:

          If to the Seller:

          Shellfish Acquisition Company, LLC
          c/o Dartford Partnership L.L.C.
          801 Montgomery Street, Suite 400
          San Francisco, CA  94133
          Attention: President
          Facsimile: 415-982-3023

          If to the Buyer:

          Van de Kamp's, Inc.
          1000 St. Louis Union Station
          St. Louis, MO  63103
          Attention: President
          Facsimile: 314-632-5690

Any party may change its address for purposes of this Section 9.2 by giving the other party written notice of the new address in the manner set forth above.

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          9.3  Third Party Beneficiaries. Buyer and Seller agree and acknowledge that Campbell is intended to be a beneficiary of the promises, obligations and rights of Buyer under this Agreement and that Campbell may enforce this Agreement against Buyer in the same manner and to the same extent as Seller.

          9.4 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

          9.5 Effect of Headings. The subject headings in this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

          IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.

                                       VAN DE KAMP'S, INC.



                                       By  /s/ James B. Ardrey
                                         ------------------------------
                                         Name: James B. Ardrey
                                         Title: Executive Vice President

                                       SHELLFISH ACQUISITION COMPANY, LLC



                                       By  /s/ James B. Ardrey
                                         ------------------------------
                                         Name: James B. Ardrey
                                         Title: Member


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